Registrant Name: Vanguard International Equity Index Funds
CIK:  0000857489
File Number:  811-5972
April 30, 2004



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                     VANGUARD(R) FUNDS PROSPECTUS SUPPLEMENT

           IMPORTANT INFORMATION ABOUT VANGUARD'S EXCHANGE PRIVILEGES

                              EFFECTIVE IMMEDIATELY

The exchange privilege that applies to the U.S. Stock Index Funds, U.S. Sector Index Funds, International Stock Index Funds, REIT Index Fund, Balanced Index Fund, Calvert Social Index Fund, International Growth Fund, International Value Fund, International Explorer(TM) Fund, and Growth and Income Fund no longer prohibits online or telephone exchanges between 2:30 and 4 p.m., Eastern time, on business days. All other limits on the exchange privilege described in the prospectus remain in effect.






































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